GulfMark Offshore
To Present at Banc of America Securities
Energy & Power Conference

     November 12, 2004 - Houston - GulfMark Offshore, Inc. (NASDAQ:GMRK) announced today that Bruce Streeter, GulfMark Offshore, Inc.'s President and Chief Operating Officer, and Edward A. Guthrie, GulfMark Offshore, Inc.'s Executive Vice President - Finance and Chief Financial Officer, will present at the Banc of America Securities Energy & Power Conference on Tuesday, November 16, 2004 at 1:50 p.m. PST.

     Participants may listen to a webcast of the presentation and view the presentation slides at http://www.veracast.com/webcasts/bas/energy-2004/id59209366.cfm.

     GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of fifty-two (52) offshore support vessels, primarily in the North Sea, offshore Southeast Asia, Brazil and India.

     The presentation includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this presentation. While the Company makes these statements and projections in good faith, neither the company nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to the Company's Securities and Exchange Commission filings for additional important factors that may affect actual results.

Contact:             Edward A. Guthrie, Executive Vice President
                             713 963-9522

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the Company's filings with the SEC. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.